As filed with the Securities and Exchange Commission on October 20, 2000.

                                       Investment Company Act File No. 811-_____
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


                       GOVERNMENT SECURITIES DELAWARE, LLC
                                     (Name)


                             800 Scudders Mill Road
                          Plainsboro, New Jersey 08536
              (Address of Principal Business Office (No. & Street,
                            City, State, Zip Code))


                                 (609) 282-2800
                     (Telephone Number, including Area Code)


                                 Terry K. Glenn
                     c/o Government Securities Delaware, LLC
                             800 Scudders Mill Road
                          Plainsboro, New Jersey 08536
                         Mailing Address: P.O. Box 9011
                        Princeton, New Jersey 08543-9011
               (Name and Address of Agent for Service of Process)



Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:  YES [X]     NO [ ]


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



                                   SIGNATURES


                  Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned, thereto duly authorized, in the city of Princeton and the state of New Jersey on the 20th day of October, 2000.


                                       GOVERNMENT SECURITIES DELAWARE, LLC


                                       By: /s/ Terry K. Glenn
                                           -----------------------------------
                                           Name: Terry K. Glenn
                                           Title: President and Chairman



Attest: /s/ Phillip S. Gillespie
        ----------------------------
        Name: Phillip S. Gillespie
        Title: Secretary